Exhibit 99

Investor Contact:	Media Contact:
Douglas A. Shumate	Mary Catherine R. Bassett
Chief Financial Officer	Director, Communications
706-385-8189	706-385-8104
dshumate@itcdeltacom.com	mbassett@itcdeltacom.com

ITC^DELTACOM REPORTS SECOND QUARTER 2004 RESULTS

Company Achieves Strong Improvement in Operating Cash Flow Over Prior Quarter

West Point, Ga.—(Aug. 9, 2004)—ITC^DeltaCom, Inc. (NASDAQ/NM: ITCD), a leading provider of integrated communications services to customers in the southeastern United States, today reported operating results for the three and six months ended June 30, 2004. Among its second quarter highlights, ITC^DeltaCom:

•	Increased consolidated operating revenues by 45.7% over the second quarter of 2003, principally as a result of its merger with BTI Telecom Corp. (BTI), and increased consolidated operating revenues by $250,000 over the first quarter of 2004

•	Reported second quarter EBITDA of $20.7 million, which represented an 19.0% gain over EBITDA of $17.4 million for the first quarter of 2004, and an increase of 44.7% over second quarter 2003 EBITDA

•	Generated $10.3 million of cash flow from operations, representing an increase of $4.6 million over the first quarter of 2004

•	Exceeded the cost savings projected by its BTI merger integration plan, achieving approximately $7.6 million in net cost savings during the second quarter of 2004, an increase of $2.5 million over the first quarter of 2004

•	Increased the run-rate cost savings related to the BTI merger integration from $23 million at the end of March 2004 to more than $33 million of annualized cost savings exiting June 2004.

•	Expanded availability of its T-1 product featuring dynamic bandwidth allocation, Simplici-T Plus, to 13 additional markets throughout its southeastern region

•	Maintained capital expenditures below forecasted levels

•	Continued to make progress towards profitability, cutting net loss from $13.3 million in the fourth quarter of 2003 to $8.7 million in the first quarter of 2004, and to $5.5 million in the second quarter of 2004

•	Increased total retail business lines in service by more than 5,300 lines during the second quarter

“We are extremely pleased with the progress ITC^DeltaCom has made during the second quarter,” said Larry Williams, ITC^DeltaCom chairman and chief executive officer. “We’ve increased our EBITDA by more than 34.8% over the first six months of 2003, expanded our Simplici-T Plus product featuring dynamic bandwidth allocation to more than half of our footprint, and continued to overachieve our established integration plan with BTI. As we move into the third quarter, we are confident we will be able to identify additional consolidation opportunities that will be both accretive to our shareholders and continue to support the improving credit and liquidity profiles of our business, enhancing our ability to deliver on our mission to be the premier provider of integrated communications services to customers in the southeastern United States.”

OPERATING REVENUES

Total operating revenues equaled $149.3 million in the second quarter of 2004, which represented an increase of $250,000 over total operating revenues in the first quarter of 2004, and an increase of $46.8 million over total operating revenues for the same quarter last year. Of total operating revenues in the second quarter of 2004, 80.0% were derived from integrated communications services, 3.4% were derived from equipment sales and related services, and 16.6% were derived from wholesale services.

The following table presents, for the periods indicated, data regarding the Company’s total operating revenues (dollar amounts in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Integrated communications services revenues	$119,406	$67,751	76.2%	$238,740	$133,252	79.2%

Equipment sales & other related services revenues	5,072	9,207	(44.9)%	9,439	18,008	(47.6)%

Wholesale services revenues	24,845	25,525	(2.7)%	50,218	50,297	(0.2)%

Total revenues	$149,323	$102,483	45.7%	$298,397	$201,557	48.0%

The Company expects that its integrated communications services revenues will continue to increase, primarily through the sale and installation of additional T-1 based products to business customers, for the duration of 2004. During the remainder of 2004, the Company expects that it will continue to experience modest declines in its wholesale services revenues and that its equipment sales and other related services revenues will remain relatively consistent with amounts generated in the second quarter. The Company anticipates that the substantial improvement in the productivity of its integrated communications services business achieved during the first and second quarters of 2004 should result in more significant increases in its integrated communications services revenues in the third and fourth quarters of 2004.

EBITDA**

EBITDA for the second quarter of 2004 equaled $20.7 million, up $3.3 million over first quarter of 2004 EBITDA of $17.4 million, which included $1.5 million of expenses related to the Company’s withdrawn debt offering, and up 44.7% or $6.4 million over the second quarter of 2003.

As described in more detail below, the Company achieved during the second quarter of 2004 net cost savings of approximately $7.6 million attributable to its integration of BTI’s operation, which represented an increase of $2.5 million over the first quarter of 2004. The positive effect of these net cost savings in the second quarter of 2004 on EBITDA and net loss was partially offset by an approximate $1.4 million increase in selling, operations and administration expenses associated with sales related costs, overtime costs associated with service implementation, non-executive pay raises and professional fees primarily related to Sarbanes-Oxley compliance. EBITDA for the quarter was negatively affected by the decline in gross margin associated with the Company’s wholesale revenues and positively affected by continued favorable results in the Company’s line cost audit and verification efforts.

The Company anticipates that it will experience continued incremental improvements in EBITDA in the third and fourth quarters of 2004, primarily as a result of the anticipated increase in integrated communications revenues, the anticipated realization of additional cost savings related to its integration of BTI’s operations and the anticipated elimination before the end of the fourth quarter of 2004 of approximately $1 million of the $1.4 million in selling, operations and administration expenses described above.

**	EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States. For information on management’s reasons for providing data with respect to EBITDA and the limitations associated with the use of EBITDA, and for a quantitative reconciliation of the differences between EBITDA and net loss, as net loss is calculated in accordance with generally accepted accounting principles, see the accompanying tables under the caption “EBITDA Reconciliation”.

INTEGRATION OF BTI

During the second quarter of 2004, ITC^DeltaCom made additional progress in the integration of the BTI operations into the Company’s existing operations. As previously announced, the Company has identified, for the three categories of costs shown in the table below, net cost savings of approximately $30 million that it expects the merger will generate in 2004 and an additional $10 million that it expects to realize in 2005 as a result of the full-year impact of these prior-year savings. The Company also expects to achieve annualized cost savings of $40 million by the end of 2004 and of up to $60 million by the end of 2005. The following table shows the net cost savings amounts the Company has achieved during the first three and six months of 2004 and expects to achieve over the entire 2004 fiscal year. The following table also shows the annualized costs savings amounts the Company has achieved as of June 30, 2004 and expects to achieve by the end of 2004:

Nature of Cost Savings	YTD Net Cost Savings Achieved Through March 31, 2004	YTD Net Cost Savings Achieved Through June 30, 2004	Expected Actual Net Cost Savings in 2004	Annualized Cost Savings as of June 30, 2004	Expected Annualized Net Cost Savings as of December 31, 2004
Compensation and benefits	$2,741	$7,169	$15,000	$19,010	$20,000
Cost of revenues	$1,104	$2,824	$9,000	$8,513	$14,000
Other selling, operations and admin. expenses	$1,222	$2,656	$6,000	$5,973	$6,000

Total	$5,067	$12,649	$30,000	$33,496	$40,000

The Company has achieved actual net cost savings of $12.6 million from January 1, 2004 through June 30, 2004. The Company achieved net cost savings of $7.6 million during the second quarter, representing a net increase of $2.5 million in net cost savings over the first quarter of 2004. The Company anticipates that it will achieve annualized cost savings by September 30, 2004 of approximately $37 million, which would represent 93% of the annualized cost savings of $40 million it expects to realize by the end of 2004.

The Company expects to realize savings in compensation and benefits costs by reducing the total number of employees of ITC^DeltaCom and BTI as of July 1, 2003 by approximately 360 employees. The employee headcount of the combined company was reduced by a total of approximately 320 positions, or 89% of the total planned employee force reductions, as of June 30, 2004. Of these reductions, approximately 65 were made in the three months ended June 30, 2004.

The foregoing annualized cost savings amounts as of June 30, 2004, are based on the approximate combined monthly costs of ITC^DeltaCom and BTI as of July 2, 2003, which is the date on which the Company agreed to acquire BTI. These cost savings amounts represent the total annual cost savings the Company expects to realize as a result of its cost savings initiatives from that date, even if it does not implement any of the costs savings initiatives it has planned for periods following June 30, 2004.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s consolidated cash balance totaled $29.2 million at the end of second quarter, down $4.6 million from the end of the first quarter. The decrease was consistent with previously announced expectations and primarily resulted from the payment of approximately $3.5 million of accrued merger costs related to the acquisition and integration of BTI and the repayment of approximately $3.4 million of long-term debt.

During the quarter, the Company generated $10.3 million of cash flow from operations, up from $5.7 million in the first quarter of 2004, and used approximately $7.7 million of cash to pay for capital expenditures. As of June 30, 2004, the Company has applied a majority of the estimated capital required to complete the planned integration of BTI into the Company operations, including the payment of a majority of the estimated severance and retention payments. In addition, the Company anticipates that net cash provided by operating activities will continue to improve in the last two quarters of 2004. As a result, the Company expects its consolidated cash balances to increase by year-end. Depending upon the timing of working capital requirements and capital expenditures, however, the Company may experience a slight decline in consolidated cash balances in the third quarter of 2004.

“ITC^DeltaCom achieved significant improvements in operating cash flows and record EBITDA of $20.7 million during the second quarter as a result of our keen focus on executing our BTI integration plan,” said Doug Shumate, ITC^DeltaCom’s chief financial officer. “As of June 30th, we already had completed integration efforts that should yield 83% of our anticipated annualized cost savings, contributing significantly to our consolidated EBITDA growth. These accomplishments coupled with our increased sales productivity and success in our core integrated communications business help position us for long-term growth and future consolidation opportunities.”

INVESTMENT COMMUNITY AND MEDIA INFORMATION

ITC^DeltaCom will host a conference call today, Aug. 9, 2004, at 10:00 a.m. Eastern Time. The dial-in number for the live conference call is (888) 301-4288. A live broadcast of the conference call will be available at www.itcdeltacom.com. To listen, click on the Webcast icon and follow the instructions posted. Please go to the Web site at least 15 minutes prior to the call to register, download and install any necessary software. A Webcast replay of the conference call will be available at http://itcdeltacom.com/web_cast.asp for 30 days following the announcement.

ABOUT ITC^DELTACOM

ITC^DeltaCom, headquartered in West Point, Ga., provides, through its operating subsidiaries, integrated telecommunications and technology services to businesses and consumers in the southeastern United States. ITC^DeltaCom has a fiber optic network spanning approximately 14,500 route miles, including more than 10,900 route miles of owned fiber, and offers a comprehensive suite of voice and data communications services, including local, long distance, enhanced data, Internet, colocation and managed services, and sells customer premise equipment to end-user customers. The Company operates approximately 29 voice switches and 74 data switches, and is one of the largest competitive telecommunications providers in its primary eight-state region. ITC^DeltaCom has interconnection agreements with BellSouth, Verizon, SBC, CenturyTel and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier (CLEC) in Arkansas, Texas, Virginia and all nine BellSouth states. For more information about ITC^DeltaCom, visit the Company’s Web site at http://www.itcdeltacom.com.

Statements contained in this news release regarding ITC^DeltaCom’s expected financial condition and liquidity, revenues, cash flow, EBITDA and other operating results, cost savings, operational efficiencies and other potential benefits of its combination with BTI Telecom Corp., business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these statements. Readers are referred to the documents filed by ITC^DeltaCom with the Securities and Exchange Commission, including ITC^DeltaCom’s annual report on Form 10-K filed on March 15, 2004, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks, some of which are discussed in ITC^DeltaCom’s annual report on Form 10-K filed on March 15, 2004 under the heading “Risk Factors,” include dependence on new product development, rapid technological and market change, dependence upon rights of way and other third-party agreements, debt service and other cash requirements, liquidity constraints and risks related to future growth and rapid expansion. Other important risks factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, ability to integrate acquired companies successfully, customer reductions in services, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond ITC^DeltaCom’s control. ITC^DeltaCom expressly disclaims any obligation to update any forward-looking statements whether to reflect events or circumstances after the date of this news release or otherwise.

ITC^DELTACOM, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except share data)

	Six Months Ended June 30,
	2004	2003
	(unaudited)	(unaudited)
Operating Revenues:
Integrated communications services revenues	$238,740	$133,252
Equipment sales and related services revenues	9,439	18,008
Wholesale services revenues	50,218	50,297

Total operating revenues	298,397	201,557
Cost of revenues	146,583	98,545

Gross margin	151,814	103,012
Operating expenses:
Selling, operations and administration	111,164	74,286
Depreciation and amortization	42,122	29,000
Stock-based deferred compensation	818	442
Merger-related expenses	458	—

Total operating expenses	154,562	103,728

Operating loss	(2,748)	(716)
Other income (expense):
Interest expense	(10,563)	(6,987)
Interest income	326	199
Other expense (Note 1)	(1,255)	—

Total other expense, net	(11,492)	(6,788)

Loss before income taxes	(14,240)	(7,504)
Income tax expense	—	—

Net loss	(14,240)	(7,504)
Pfd. stock dividends and accretion (Note 2)	(3,436)	(1,508)

Net loss applicable to common stockholders	$(17,676)	$(9,012)

Basic and diluted net loss per common share	$(0.34)	$(0.20)

Basic and diluted wtd. avg. cmn. shares out	51,849,771	44,841,201

Note 1 -	Represents expenses primarily related to the Company’s withdrawn debt offering, net of other income items.
Note 2 -	Represents the payment of accrued dividends on preferred stock at an annual rate of 8%. All such dividends have been paid in additional shares of preferred stock valued solely for purposes of such dividends at $100 per share.

ITC^DELTACOM, INC.

BALANCE SHEET AND OTHER FINANCIAL HIGHLIGHTS

(in thousands)

	As of June 30, 2004	As of Dec 31, 2003
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$28,350	$50,099
Restricted cash	850	1,639
Total current assets	119,427	141,244
Property, plant and equipment, net	518,306	539,676
Other long term assets	61,658	64,133
Total assets	$699,391	$745,053

Total current liabilities	$127,783	$148,078
Other long-term liabilities	8,347	13,072
Long-term debt and capital lease obligations	280,940	288,183
Total long-term liabilities	289,287	301,255
Total liabilities	417,070	449,333
Convertible redeemable preferred stock	58,348	55,007
Total stockholders’ equity	223,973	240,713
Total liabilities and stockholders’ equity	$699,391	$745,053

	Six Months Ended
	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)
Other Financial Data
Working capital (as of period ended)	$(8,356)	$23,924
Capital expenditures	20,549	13,084
Cash flow provided / (used) by operating activities	15,946	20,313
Cash flow provided / (used) by investing activities	(30,248)	(14,386)
Cash flow provided / (used) by financing activities	(7,447)	(3,573)

ITC^DELTACOM, INC.

QUARTERLY HIGHLIGHTS

(unaudited)

	Three Months Ended
	June 30, 2004	March 31, 2004	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003
Operating Revenues (in thousands)
Integrated communications services revenues	$119,406	$119,334	$118,245	$69,179	$67,751
Equipment sales and related services revenues	5,072	4,367	8,185	14,829	9,207
Wholesale services revenues	24,845	25,373	25,495	24,076	25,525

Total operating revenues	149,323	149,074	151,925	108,084	102,483

Cost of revenues (in thousands)	72,863	73,720	77,693	54,606	50,561

Gross margin (in thousands)	76,460	75,354	74,232	53,478	51,922

	51.20%	50.55%	48.86%	49.48%	50.66%

Operating expenses: (in thousands)
Selling, operations and administration	55,218	55,946	59,220	39,301	37,391
Depreciation and amortization	21,288	20,834	20,128	14,265	14,489
Stock-based deferred compensation	409	409	485	221	221
Merger-related expenses	353	105	2,141	—	—

Total operating expenses	77,268	77,294	81,974	53,787	52,101

Operating loss (in thousands)	$(808)	$(1,940)	$(7,742)	$(309)	$(179)

Retail lines installed (Note 1)	378,160	372,850	368,863	184,606	181,152
Wholesale / Local Interconnection lines installed (Note 1)	72,105	71,737	68,770	70,380	56,741

Total lines installed (Note 1)	450,265	444,587	437,633	254,986	237,893

Number of employees (Note 2)	2,309	2,306	2,412	1,850	1,825
Annualized consolidated revenue/employee	$258,680	$258,585	$251,948	$233,695	$224,620

Note 1 - Reported net of disconnects and cancellations.

Note 2 - Net increase of three employees from March 31, 2004 to June 30, 2004 reflects the elimination of 65 positions associated with the integration of BTI, offset by the addition of 33 operator and 35 strategic positions.

ITC^DELTACOM, INC.

EBITDA RECONCILIATION

(In thousands)

EBITDA represents net income (loss) before interest, taxes, depreciation and amortization. The Company has included data with respect to EBITDA because its management evaluates and projects the performance of its business using several measures, including EBITDA. The Company’s management considers this measure to be an important supplemental indicator of its performance, particularly as compared to the performance of its competitors, because it eliminates many differences among companies in financial, capitalization and tax structures, as well as some recurring non-cash and non-operating charges to net income or loss. For these reasons, management believes that EBITDA provides important supplemental information to investors regarding the operating performance of ITC^DeltaCom and facilitates comparisons by investors between the operating performance of ITC^DeltaCom and the operating performance of its competitors. The Company’s management believes that consideration of EBITDA should be supplemental, because EBITDA is not a measurement of financial performance under generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. As a result, EBITDA should not be considered an alternative to net income (loss), as calculated in accordance with generally accepted accounting principles, as a measure of performance. The following table sets forth the quantitative reconciliation of the differences between EBITDA and net loss as net loss is calculated in accordance with generally accepted accounting principles:

	Three Months Ended June 30,
	2004	2003
Net Loss	$(5,535)	$(3,525)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	21,288	14,489
Interest Expense (net of interest income)	4,950	3,346

EBITDA	$20,703	$14,310

	Three Months Ended
	June 30, 2004	March 31, 2004
Net Loss	$(5,535)	$(8,705)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	21,288	20,834
Interest Expense (net of interest income)	4,950	5,287

EBITDA	$20,703	$17,416

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